Exhibit 99.1

WESTERN ASSET MORTGAGE CAPITAL CORPORATION
DECLARES FOURTH QUARTER DIVIDEND OF $0.06 PER SHARE; ANNOUNCES FOCUS ON RESIDENTIAL REAL ESTATE RELATED INVESTMENTS

Pasadena, CA, December 21, 2021 – Western Asset Mortgage Capital Corporation (the “Company”) (NYSE: WMC) announced today that its Board of Directors has declared a cash dividend of $0.06 per share for the fourth quarter of 2021. Today’s dividend is payable on January 26, 2022 to common shareholders of record as of December 31, 2021, with an ex-dividend date of December 30, 2021.

In addition, the Company estimates that its GAAP book value per share, as of November 30, 2021, was approximately $3.31. The November 30, 2021 estimated GAAP book value is unaudited, has not been verified or reviewed by our external auditors and is subject to normal quarterly reconciliation and other procedures. Further, the estimated book value is as of November 30, 2021 and does not include the dividend announced today. GAAP book value will fluctuate with market conditions, the results of the Company’s operations and other factors. The Company’s current GAAP book value may be materially different from the November 30, 2021 estimated GAAP book value.

Business Updates

The Company is providing the following business updates.

The Company is announcing that, in consultation with its manager, Western Asset Management Company, LLC (the “Manager”), it intends to focus on residential real estate related investments, including but not limited to non-qualified mortgage loans, non-agency RMBS, and other related investments. The Company believes this focus will allow it to address attractive market opportunities while maintaining alignment with the Manager’s core competencies. The portfolio transition is expected to be accomplished over the next 12-18 months. The Company plans to transition out of the commercial investments in its portfolio, though it may from time to time make commercial investments on an opportunistic basis.

The Manager will voluntarily waive 25% of its management fee solely for the duration of calendar year 2022 in order to support the earnings potential of the Company and its transition to a residential focused investment portfolio.

The Company has also extended its share repurchase program as authorized by its Board of Directors. Under the extended program, the Company is permitted to repurchase up to 3,000,000 shares of its common stock through December 31, 2023. The previous authorization was set to expire on December 31, 2021. Any purchases made pursuant to the program will be made in the open market, in privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-18 of the Securities and Exchange Commission. The authorization does not obligate the Company to acquire any particular amount of common shares, or any shares at all, and the program may be suspended or discontinued at the Company's discretion without prior notice.

Management's overall goals include growing the Company's equity base to help reduce the Company's expense ratio and expand capital for investment, but from time to time when shares are trading at a significant discount repurchasing shares can generate value for our shareholders. The timing, manner, price and amount of any future repurchases will be determined by the Company in its discretion and will be subject to economic and market conditions, stock price, applicable legal requirements and other factors.

In addition, during the fourth quarter, the Company has:

•Repurchased $8.0 million aggregate principal amount of its 2022 Notes at an approximate 1% premium to par value, plus accrued interest.
•Repurchased 479,808 shares of its common stock at an average price of $2.25.

ABOUT WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Western Asset Mortgage Capital Corporation is a real estate investment trust that invests in, acquires and manages a diverse portfolio of assets consisting of Residential Whole Loans, Commercial Loans, Non-Agency CMBS, Non-Agency RMBS, GSE Risk Transfer Securities and to a lesser extent Agency RMBS, Agency CMBS and ABS. The Company’s investment strategy may change, and for example is now changing as described above, subject to the Company’s stated investment guidelines, and is based on its manager Western Asset Management Company, LLC's perspective of which mix of portfolio assets it believes provide the Company with the best risk-reward opportunities at any given time. The Company is externally managed and advised by Western Asset Management Company, LLC, an investment advisor registered with the Securities and Exchange Commission and a wholly-owned subsidiary of Franklin Resources, Inc. Please visit the Company’s website at www.westernassetmcc.com.

FORWARD-LOOKING STATEMENTS

This press release contains statements that may constitute "forward-looking statements" For these statements, the Company claims the protections of the safe harbor for forward-looking statements contained in such sections. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond the Company’s control. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity. Other factors are described in Risk Factors section of the Company’s annual report on Form 10-K for the period ended December 31, 2020 filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations Contact:
Larry Clark
Financial Profiles, Inc.
(310) 622-8223
lclark@finprofiles.com

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